Exhibit 10.10

CONSENT AND RELEASE

THE UNDERSIGNED LENDER, for value received, hereby consents to the Assumption of Credit Line Obligation by and between ChatChing Inc., a Florida corporation, as Assignee, with and ChatChing, Inc., a Washington corporation, as Assignor, relating to the following described Credit Line:

That certain Credit Line Agreement and related Promissory Note by and between ChatChing Inc, a Washington corporation, as Borrower, and Nickolas Palin, with an address of 19670 Beach Rd., Jupiter, FL  33458, as Lender, dated March 11, 2011, in the principal amount of $125,000.

Based upon the execution of the Assumption of Credit Line Obligation by ChatChing Inc., a Florida corporation, as Assignee, the Lender hereby remises, release, acquits, satisfies, forever discharges, and holds harmless and indemnifies Chatching Inc, a Washington corporation (Releasee), of and from all, manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, claims and demands in law or in equity, which Lender, hereafter can, shall or may have, against ChatChing Inc, a Washington corporation, for, upon or by reason of any matter, cause or thing, including, but not limited to, matters relating to or arising out of the Credit Line Agreement and related Promissory Note by and between ChatChing Inc, a Washington corporation, as Borrower, and Nickolas Palin, with an address of 19670 Beach Rd., Jupiter, FL  33458, as Lender, dated March 11, 2011, in the principal amount of $125,000.
This Release shall operate as a General Release between Lender and  ChatChing Inc, a Washington corporation, and all persons working for or with them, their predecessors, affiliates, successors and assigns, jointly and severally, or any person or firm claiming by, through or under them acquitting, releasing, exonerating and discharging Releasee, its predecessors, affiliates, successors, and assigns, jointly and severally, of and from any and all obligation, liability or responsibility under the laws of the State of Florida, and any other state of the United States, and of the United States of America, including, but not limited to, all damages, losses, costs, charges and expenses of every kind, nature and character, now existing or hereafter arising, known or unknown, patent or latent, or hereafter becoming known, accrued or hereafter accruing, resulting directly or indirectly, proximately or remotely from and all of the matters and things in said claims and actions relating to the Credit Line Agreement and related Promissory Note by and between ChatChing Inc, a Washington corporation, as Borrower, and Nickolas Palin, with an address of 19670 Beach Rd., Jupiter, FL  33458, as Lender, dated March 11, 2011, in the principal amount of $250,000. The Parties hereby acknowledge full and complete compromise and settlement, accord and satisfaction and payment thereof and therefor.

IN WITNESS WHEREOF, I have hereunto set my hand and seal effective this 28th day of June, 2011.

LENDER

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Nickolas Palin